Addendum to the Shipbuilding Contract
of one AHTS Vessel Fincantieri Hull No. 6173

This Addendum is made and entered into on this 25th of June 2010 between:

1.	FINCANTIERI — Cantieri Navali Italiani, S.p.A., a company organized and existing under the laws of the Republic of Italy, with Naval Vessel Business Unit located at Via Cipro 11, 16129 Genoa, Italy,

hereinafter referred to as “FINC”

and

2.
ATL Offshore GmbH & Co. "ISLE OF SYLT" KG, a company organized and existing under the laws of the Federal Republic of Germany and having their principal place of business at Neue Strasse 24, Leer, Germany, hereinafter called “the Buyer”

and

together referred as “the Parties”

WHEREAS

A)
The Parties have entered into a Shipbuilding Contract dated 30/01/2007 as from time to time supplemented and amended (the “Shipbuilding Contract”) for the construction of one AHTS Vessel bearing FINC Hull No. 6169 (“the Vessel”); and

B)	A Technical Statement of Delivery has been concluded between the parties on 9th of June 2010 in respect of hull numbers 6173, 6172 and 6169 and

C)	The Parties wish to re-schedule outstanding pre-delivery instalments and the contractual delivery date.

The Parties therefore now agree as follows:

1.
The delivery date of the Vessel according to the Shipbuilding Contract shall be amended. Delivery shall take place on the earliest possible date agreed between the parties within second half of July 2010.

2.
The Buyer agrees to bear the risk of accidental loss or damage (other than loss or damage caused by gross negligence or willful misconduct of FINC) for the Vessel between the date on which the parties hereby conventionally agree that the Vessel is ready for delivery – being the date agreed in the above mentioned Technical Statement of Delivery, the 23rd of June 2010 – and the actual delivery date.  However, FINC to take out the respective insurance cover until the Vessel will be actually delivered to the Buyer. Usual maintenance activities, pier availability, surveillance, insurance and fireguard shall be provided by FINC at a cost of EUR 3,285.00 per day. After delivery, a period of ten days will be free of charge, and in case an exceeding stay at pier is required, the parties will agree the applicable rate. The respective costs shall be reimbursed by the Buyer in accordance with the previous practice between the Parties. Any outstanding predelivery instalment under the Shipbuilding Contract is deferred to the day of the actual delivery of the Vessel and will be paid to FINC together with the delivery instalment.

3.	The Buyer shall pay interest in the amount of 6-month EURIBOR plus 2%

(i)	for an amount of EUR 2,013,000.00 for a period of February 22, 2007 until March 14, 2007; and

(ii)	for an amount of EUR 2,364,300 for a period of September 15, 2008 until September 26, 2008; and

(iii)	for an amount of EUR 4,049,900.00 for a period of August 5, 2009 until actual delivery of the Vessel; and

(iv)	for an amount of EUR 4,185,000.00 for a period of September 16, 2009 until actual delivery of the Vessel; and

(v)	for an amount of EUR 28,727,145.00 for a period of counting from the time of readiness for delivery in accordance with paragraph 2 above until actual delivery of the Vessel.

The interests shall be due upon presentation of the relevant invoice together with evidence of the interest rate applied.

For the avoidance of doubt, the interest described herein is not to be considered as default interest but as FINC’s compensation for the deferral of instalments under the Shipbuilding Contract.

4.	All other terms and conditions to remain unchanged.

on behalf of the Buyer: /s/ Niels Roggemann Niels Roggemann on behalf of FINCANTIERI -- Cantieri Navali Italiani S.p.A. /s/